EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information for MFS Diversified Income Fund, in Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, No. 2-74959) of MFS Series Trust XIII.

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated April 15, 2009, with respect to the financial statements and financial highlights of MFS Diversified Income Fund, a Fund of MFS Series Trust XIII, included in the Annual Report to Shareholders for the fiscal year ended February 28, 2009.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

June 24, 2009